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[DIGIMARK LOGO]                                                     Exhibit 99.1



Contact:
John Fread
Director of Public Relations
Digimarc Corporation
(503) 495-4557
(503) 885-9880 Fax
jfread@digimarc.com



FOR IMMEDIATE RELEASE

         DIGIMARC EXPANDS SENIOR MANAGEMENT TO SUPPORT CONTINUING GROWTH

 DIGIMARC APPOINTS PAUL GIFFORD PRESIDENT & COO; CEO DAVIS TO ADD CHAIRMAN TITLE


TUALATIN, ORE.--APRIL 24, 2001--Digimarc Corporation (Nasdaq: DMRC), the world leader in digital watermark technology and applications, today announced the appointment of Paul Gifford as its president and chief operating officer. Gifford will team with CEO Bruce Davis to support Digimarc's continuing success in broadening the market for its innovative communications technology.


Prior to joining Digimarc, Gifford served as president and COO of Andromedia, Inc., VP of product development at Auspex Systems, and VP corporate strategic programs and VP enterprise engineering at Sequent Computer Systems. He began his career as technical director and project leader on several computer and signal processing systems for naval applications at Raytheon Co. after receiving his B.S. and M.S. in electrical engineering at Rochester Institute of Technology.


In conjunction with Gifford's appointment, Philip Monego, chairman of Digimarc's board of directors, announced that he is retiring from his position, effective at the 2002 Annual Meeting of Stockholders. He has nominated Davis to assume the chairman's position on that date.


Monego acknowledged that the hiring of Paul Gifford provided a natural segue in board leadership. He noted the tremendous contributions Davis has made to the company during his tenure as president and that, through his strategic decisions and effective leadership, Davis has demonstrated that he is qualified for the chairman's role. Monego, who has been chairman for five years, will remain as a director of the company.


"When I asked Bruce to become Digimarc's new CEO in late 1997, we discussed my expectation that he would become the chairman at the appropriate point in the future," said Monego. "Bruce has clearly demonstrated leadership in taking Digimarc from a young, technology-rich company to a successful public enterprise. His proven ability to identify and capture the highest strategic growth and most profitable market opportunities for our company more than qualify him to be Digimarc's next chairman."


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Said Davis, Digimarc's CEO, "The changes announced today reflect Digimarc's continuing success and growth as the world leader in digital watermarking, a technology whose value is being demonstrated across an increasing variety of applications affecting all forms of media content. I am very pleased to announce the hiring of Paul Gifford as president. Paul is a very talented and experienced executive who has demonstrated considerable skill in leading high tech companies and fostering leading-edge product development. He is the perfect candidate to guide Digimarc's transition from pioneering the breakthrough technology of digital watermarking to developing, delivering and supporting valuable products and services in key markets."

Commenting on Monego's impending retirement as chairman, Davis continued, "Philip has been our guardian angel, providing unwavering support throughout our formative years and our initial public offering. I have valued his leadership, advice and counsel, and look forward to continuing to work together for many years for the benefit of Digimarc's shareholders."


ABOUT DIGIMARC
Digimarc Corp., based in Tualatin, Ore., (NASDAQ: DMRC) is the world leader in digital watermark technology and applications. Digimarc is creating an inherent, persistent digital identity for all media content through imperceptible digital code that can be embedded in any analog or digital material. The company is continuing to build a pervasive new communications platform, based on its proprietary technology, by developing an increasing array of diverse media applications. These applications benefit a broad range of consumers, corporations and government institutions, enhancing the protection of copyrights, management of media, and integrated marketing of all kinds of goods and services. Digimarc's leading customers include creative professionals, major media companies and central banks. The Company's products include ImageBridge, a means to communicate copyrights in digital images, track the images on the Internet, and facilitate online licensing and related e-commerce; MediaBridge, a fundamentally new way for consumers to access the Internet, that transforms printed materials into direct portals to relevant destinations on the Internet; and a system, developed in cooperation with a consortium of leading central banks, that deters the use of personal computers in the counterfeiting of money. Digimarc's vision is to become a standard feature of all media content. For more information about Digimarc, please visit our Web site at www.digimarc.com.


SAFE HARBOR
All statements contained herein that are not statements of historical fact, constitute forward-looking statements and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain assumptions, risks and uncertainties. Although Digimarc believes that the expectations reflected in its forward-looking statements are reasonable, actual results could differ materially from those expectations or from historical results. Such risks and uncertainties are outlined in Digimarc's Annual Report on Form 10-K for 2000 and its most recent Quarterly Report on Form 10-Q, each as filed with the Securities and Exchange Commission. Digimarc is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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